Exhibit (a)(5)(B)

Cooper Standard Announces Commencement of Cash Tender Offer to

Purchase up to 4,651,162 Shares of its Common Stock at a Price of $43.00 per Share

NOVI, Mich., April 5, 2013 – Cooper-Standard Holdings Inc. (OTCBB: COSH), the parent company of Cooper Standard Automotive, a leading global supplier of systems and components for the automotive industry, today announced that it is commencing its previously announced cash tender offer to purchase up to 4,651,162 shares of its common stock, which represents approximately 21.0% of the company’s currently outstanding shares on a fully diluted basis, at a purchase price per share of $43.00. The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on May 2, 2013, unless extended by the company. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case, in accordance with the procedures described in the tender offer materials.

The purchase price for the common stock would be $200 million if the full number of shares is purchased. In addition, the company has reserved the right in the tender offer to purchase up to an additional 2% of its outstanding shares of common stock without amending or extending the offer. The company has incurred $175 million of indebtedness to finance the purchase of the shares in the tender offer. The balance of any amounts that may be necessary for the tender offer, and the related fees and expenses, is expected to be funded with existing cash on hand.

Holders of the company’s outstanding shares of convertible preferred stock and the company’s warrants may convert such preferred shares or warrants into common stock pursuant to their respective terms and participate in the common stock tender offer if they so desire.

The tender offer is subject to a number of terms and conditions, including that at least 2,906,976 million shares are tendered, but is not conditioned on receipt of financing. Shareholders whose shares are purchased in the tender offer will be paid the purchase price in cash, less any applicable withholding taxes and without interest, after the expiration of the tender offer.

Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the offer to purchase and related materials mailed to shareholders beginning on April 5, 2013.

J.P. Morgan Securities LLC will serve as the dealer manager for the tender offer. D.F. King & Co., Inc. will serve as information agent for the tender offer and Computershare Trust Company, N.A. will serve as the depositary for the tender offer.

Neither Cooper Standard nor any of its board of directors, the dealer manager, information agent or depositary in connection with the proposed tender offer, is making any recommendation to shareholders as to whether to tender or refrain from tendering shares in the proposed tender offer. Shareholders must decide how many shares they will tender, if any.

Shareholders will be able to obtain copies of the offer to purchase, related materials filed by the company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission through the SEC’s internet address at www.sec.gov without charge when these documents become available. Shareholders and investors may also obtain a copy of these documents, as well as any other documents the company has filed with the SEC, without charge, from the company or at the company’s website: cooperstandard.com. Shareholders are urged to carefully read these materials prior to making any decision with respect to the tender offer. Shareholders and investors who have questions or need assistance may call J.P. Morgan Securities LLC toll-free at 877-371-5947 or D.F. King & Co., Inc. toll free at (800) 659-6590 (banks and brokers may call collect at (212) 269-5550).

About Cooper Standard

Cooper Standard, headquartered in Novi, Michigan, is a leading global supplier of systems and components for the automotive industry. Products include vehicle sealing and exterior systems, fluid and anti-vibration systems. Cooper Standard employs more than 22,000 people globally and operates in 19 countries around the world. For more information, please visit cooperstandard.com.

Tender Offer Statement

This release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the company’s common stock. The solicitation and offer to buy the company’s common stock will only be made pursuant to the offer to purchase, letter of transmittal and related materials that the company will send to its shareholders. Shareholders should read those materials carefully prior to making any decision with respect to the offer because they will contain important information, including the various terms and conditions of the tender offer. Shareholders will be able to obtain copies of the offer to purchase, letter of transmittal and related materials that will be filed by the company with the Securities and Exchange Commission through the SEC’s internet address at www.sec.gov without charge when these documents become available. Shareholders and investors may also obtain a copy of these documents, as well as any other documents the company has filed with the SEC, without charge, from the company or at the company’s website: cooperstandard.com or from the company’s information agent in connection with the offer.

Forward Looking Statements

This news release includes “forward-looking statements,” including, in particular, statements about the company’s plans, strategies, prospects, financing and tender offer. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may” and variations of such words or similar expressions are intended to identify forward-looking statements. The company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, which include, but are not limited to: cyclicality of the automotive industry with the possibility of further material contractions in automotive sales and production affecting the viability and financial condition of our customers; global economic uncertainty, particularly in Europe; loss of large customers or significant platforms; supply shortages; escalating pricing pressures and decline of volume requirements from our customers; our ability to meet significant increases in demand; availability and increasing volatility in cost of raw materials or manufactured components; our ability to continue to compete successfully in the highly competitive automotive parts industry; risks associated with our non-U.S. operations; foreign currency exchange rate fluctuations; our ability to control the operations of joint ventures for our benefit; the effectiveness of our lean manufacturing and other cost savings plans; product liability and warranty and recall claims that may be brought against us; work stoppages or other labor conditions; natural disasters; our ability attract and retain key personnel; our ability to meet our customers’ needs for new and improved products in a timely manner or cost-effective basis; the possibility that our acquisition strategy may not be successful; our legal rights to our intellectual property portfolio; environmental and other regulations; legal proceedings or commercial and contractual disputes that we may be involved in; the possible volatility of our annual effective tax rate; our ability to generate sufficient cash to service our indebtedness, obtain future financing, and meet dividend obligations on our 7% preferred stock; our underfunded pension plans; significant changes in discount rates and the actual return on pension assets; the possibility of future impairment charges to our goodwill and long-lived assets; the ability of certain shareholders to nominate certain members of the board of directors; operating and financial restrictions imposed on us by our bond indenture and credit agreement; and other risks and uncertainties, including those detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the company’s filings with the Securities and Exchange Commission (which are available from the SEC’s EDGAR database at www.sec.gov, at various SEC reference facilities in the United States and via the company’s website at cooperstandard.com).

Contact for Analysts: Glenn Dong Cooper Standard (248) 596-6031 investorrelations@cooperstandard.com	Contact for Media: Sharon Wenzl Cooper Standard (248) 596-6211 sswenzl@cooperstandard.com

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